UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 3, 2005 (February 2, 2005)

CAPITAL GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (state or other juris- diction of incorporation)	0-13078 (Commission File Number)	13-3180530 (I.R.S. Employer Identification No.)

76 Beaver Street, New York, NY 10005

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 344-2785

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On February 2, 2005 we mandated Standard Bank London Limited (“Standard Bank”) as the exclusive arranger of a project finance facility of up to US$10 million for our El Chanate gold mining project in Sonora State, Mexico and associated hedging. We anticipate that Standard Bank will administer the loan and the hedging throughout the construction and operational phases of the project.

Although the specific terms of the proposed financing are subject to alteration, we anticipate, among other things, that the loan would mature in five years after the initial draw and bear interest at a rate linked to the 1,2,3 or 6 month Libor rate. The loan would be secured by our assets and supported by our guarantee. In addition, we will be required to deposit all cash proceeds we receive from operations and other sources in an off-shore account. Absent default by us under the finance documents, we may use funds from this account for specific purposes such as approved operating costs, budgeted capital expenditures, hedging costs and funds payable to Standard Bank under the finance documents. We would be required to meet and maintain certain financial covenants and we would be required to conform to certain negative covenants such as restrictions on sale of assets. We also would be required to enter into a gold price protection program that mitigates the gold price risk by purchasing price protection in a manner satisfactory to the lender.

To begin the process, we are required to issue to Standard Bank 1,000,000 common stock purchase warrants and pay certain upfront fees within 10 business days. If Standard Bank determines to proceed with the funding, we will be required to pay certain additional fees and issue to Standard Bank an additional 14,600,000 common stock purchase warrants. We will be required to register the shares issuable upon exercise of the warrants.

This mandate is not a commitment to provide the funding. Funding is subject to satisfactory completion of due diligence, approvals from Standard Bank’s credit committee and execution of definitive documentation.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

The following Exhibit is filed as part of this report:

Exhibit No.	Description
99.1	Press Release dated February 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL GOLD CORPORATION

February 3, 2005	By: /s/ Gifford A Dieterle
Gifford A Dieterle, President